Exhibit 99.37
                         UNITED STATES DISTRICT COURT
                         SOUTHERN DISTRICT OF FLORIDA

      CASE NO. 96-8889-CIV-ZLOCH
      Magistrate Judge Seltzer



WESTAR CAPITAL, INC.,

      Plaintiff,

vs.

ADT LTD., MICHAEL A. ASHCROFT,             MOTION AND MEMORANDUM
STEPHEN J. RUZIKA, JOHN E.                 OF THE ADT DEFENDANTS IN
DANNEBERG, ALAN B. HENDERSON,              SUPPORT OF THEIR MOTION
JAMES S. PASMAN, JR., W. PETER             TO DISMISS THE FOURTH
SLUSSER, WILLIAM W. STINSON,               AMENDED COMPLAINT
RAYMOND S. TROUBH, and                     ------------------------
REPUBLIC INDUSTRIES, INC.,


      Defendants.
_____________________________________/


      Defendants ADT Ltd. ("ADT"), Michael A. Ashcroft, Stephen J. Ruzika, John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., W. Peter Slusser, William W. Stinson, and Raymond S. Troubh (collectively, the "ADT Defendants") respectfully move this Court pursuant to Federal Rules of Civil Procedure 12(b)(2), 12(b)(6) and 12(b)(7) and the doctrine of forum non conveniens to dismiss the Fourth Amended Complaint, dated March 11, 1997 (the "Complaint"), against them.
                             Preliminary Statement
                             ---------------------

      In Nichols v. Paulucci, 652 So.2d 389 (Fla. 5th DCA 1995), the Florida Appellate Court found personal jurisdiction over an out-of state parent corporation based on eleven factors which the Court identified in its opinion. As shown by the affidavits which accompany this motion, most of these factors are not present in this case. This Court is therefore presented with the issue of whether to extend the holding in Nichols to reach a foreign holding company based on fewer contacts with Florida than were present in Nichols. We respectfully submit that the holding in Nichols requires more contacts than are present here and should not be extended.

      The Complaint also names eight individuals as defendants, at least six of whom are citizens of foreign countries or states other than Florida. Accompanying this motion are affidavits from these six individuals which establish that none of them have the contacts with Florida required for personal jurisdiction.

      Finally, for the reasons set forth in the ADT Defendants' prior motion to dismiss, the current Complaint is also subject to dismissal under Bermuda law and the doctrine of forum non conveniens. As the briefing of this issue is unaffected by the recent amendment of the Complaint, the ADT Defendants respectfully rely on the briefs previously filed with the Court on these issues.

                                 ARGUMENT
                                 --------

I.    THERE IS NO PERSONAL JURISDICTION OVER
      ADT AND THE MAJORITY OF ITS BOARD

      For a federal court in Florida to exercise personal jurisdiction in a diversity case, the complaint must properly allege that the defendant's activities fall within the Florida long-arm statute and that jurisdiction is consistent with the due process requirements of the U.S. Constitution. See Sun Bank, N.A. v. E.F. Hutton & Co., Inc., 926 F.2d 1030, 1033 (11th Cir.
1991). "The Florida long-arm statute is strictly construed, and the person invoking jurisdiction under it has the burden of proving facts which clearly justify the use of this method of service of process." Oriental Imports and Exports, Inc. v. Maduro & Curiel's Bank, N.V., 701 F.2d 889, 891 (11th Cir.
1983); see also Limardo v. Corporacion Intercontinental, 590 F. Supp. 1109, 1111 (S.D. Fla. 1984). Because affidavits have been submitted with this motion refuting plaintiff's allegations, the burden now shifts to plaintiff to prove the existence of jurisdiction over the ADT Defendants. See Venetian Salami Co. v. J.S. Parthenais, 554 So.2d 499, 502-503 (Fla. 1989).

      A.  There Is No Personal Jurisdiction Over
          Defendants Danneberg, Henderson,
          Pasman, Slusser, Stinson and Troubh

      Plaintiff has not alleged any sufficient basis for this Court to exercise jurisdiction over the six outside directors who sit on ADT's board -- John E. Danneberg, Alan B. Henderson, James S. Pasman, Jr., W. Peter Slusser, William W. Stinson, and Raymond S. Troubh (the "Outside Directors").
Plaintiff concedes in the Complaint that each of the Outside Directors is a citizen of a foreign country or a state other than Florida. See Complaint Paragraph Paragraph 27-32. Despite this concession, plaintiff makes the following allegations of personal jurisdiction over the Outside Directors:

      (i) that they have attended board meetings in Florida and participated in board conference calls that were arranged out of Florida (Complaint Paragraph 16(e));

      (ii) that they "agreed to the Merger Agreement and Warrant [with Republic Industries, Inc.] in a board conference call that, upon information and belief, was arranged out of Florida" (Complaint Paragraph 21); and

      (iii) that they approved the shareholders rights agreement and transferred certain shares of ADT to one of its subsidiaries at a board meeting held in Florida or at a board conference call that was arranged out of Florida (Complaint Paragraph 22).

These allegations are either false, as shown by the accompanying affidavits, or are legally insufficient.

      1.  There Is No Personal Jurisdiction
          Over the Outside Directors Under
          Florida's Long-Arm Statute

      This Court has previously ruled that the allegation that some ADT board meetings have been held in Florida is insufficient to create general jurisdiction under Fla. Stat. Section 48.193(2). See Westar Capital, Inc. v. ADT Ltd., et al., Case No. 96-8889-CIV-ZLOCH (S.D. Fla. Feb. 21, 1997) (the "Feb. 21 Order"), slip op. at 4.(1) This Court's ruling is further supported by affidavits from the Outside Directors and Michael A. Ashcroft, ADT's chairman, which confirm that no more than three or four ADT board meetings have been held in Florida over the past six years, and that none have been held in Florida since 1995.(2) These affidavits also refute plaintiff's claim that the board actions alleged in the Complaint to be unlawful occurred at meetings held in Florida.(3)

      Plaintiff's only remaining argument is that the Outside Directors have at times participated in telephone conference calls that were arranged by a secretary from Florida. There is no authority, however, for extending general

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(1)   See also Donnelly v. The Kellog Co., 293 F. Supp. 53, 54-55 (S.D. Fla.
1968) (finding no jurisdiction over a company that held a board meeting in Florida); Heil v. Morrison Knudsen Corp., 863 F.2d 546, 550 (7th Cir. 1988) ("It is common for large corporations to hold their board meetings in different places rather than just at corporate headquarters. Heil's theory of jurisdiction would invite every plaintiff in corporate litigation to sift hopefully through the minutes of board meetings in search of a link between the cause of action and whatever state the plaintiff thought most favorable to its suit. It is not the purpose of long arm statutes to incite such forum-shopping sprees. "); Joseph Walker & Sons v. The LeHigh Coal & Navigation Co., 8 Misc. 2d 1005, 167 N.Y.S.2d 632 (Sup. Ct. N.Y. Cty. 1957) (finding three board meetings in New York to be an insufficient basis for personal jurisdiction under New York's long-arm statute).

(2) See Affidavit of Michael A. Ashcroft, dated March 16, 1997 ("Ashcroft Aff.") (Ex. A), Paragraph 10; Affidavit of John E. Danneberg, dated March 15, 1997 ("Danneberg Aff."),Paragraph 1; Affidavit of Alan B. Henderson, dated March 15, 1997 ("Henderson Aff."), Paragraph 1; Affidavit of James S. Pasman, Jr., dated March 16, 1997 ("Pasman Aff."), Paragraph 1; Affidavit of W. Peter Slusser, dated March 15, 1997 ("Slusser Aff."), Paragraph 1; Affidavit of William W. Stinson, dated March 16, 1997 ("Stinson Aff."), Paragraph 1; Affidavit of Raymond S. Troubh, dated March 15, 1997 ("Troubh Aff."), Paragraph 1. The affidavits of the Outside Directors are attached as Exhibit B.

(3) See Ashcroft Aff. Paragraph Paragraph 10-13; Danneberg Aff., Paragraph 1; Henderson Aff., Paragraph 1; Pasman Aff., Paragraph 1; Slusser Aff., Paragraph 1; Stinson Aff., Paragraph 1; Troubh Aff., Paragraph 1. jurisdiction over individual board members on the sole basis that they participate in board conference calls which happen to be connected or routed through Florida. The Florida long-arm statute requires either the commission of a tort in Florida or "substantial and not isolated activity" in Florida by the person on the phone call, not by the telephone operator or secretary who arranges the call. See Fla. Stat. Section 48.193(1)(b), (2); McLean v. Financial Corp. v. Winslow Loudermilk Corp., 509 So.2d 1373, 1374 (Fla. 5th DCA 1987) (no specific jurisdiction under Fla. Stat. Section 48.193(1)(b) over out-of-state defendant based on misrepresentations allegedly made over the telephone). The record here shows that the requirements of the long-arm statute have not been satisfied.

      2.  There Is No Personal Jurisdiction Over
          the Outside Directors Under the
          "Corporate Shield" Doctrine


      Jurisdiction over the Outside Directors is also precluded by the "corporate shield" doctrine. The corporate shield doctrine holds that the acts of a corporate employee performed in a corporate capacity cannot form the basis for jurisdiction over the employee in his individual capacity. See Sculptchair, Inc. v. Century Arts, Ltd., 94 F.3d 623, 628 (11th Cir. 1996); Black v. Byrant, 905 F. Supp. 1046, 1052 (M.D. Fla. 1995); Doe v. Thompson, 620 So.2d 1004, 1006 (Fla. 1993); Snibbe v. Napoleonic Society of America, Inc., 1996 WL 539021, at *1 (Fla. 2d DCA Sept. 25, 1996).

      The corporate shield doctrine can only be pierced to expose a non-resident corporate officer to personal jurisdiction in Florida by an allegation that the officer acted individually, for his own benefit, and committed an intentional tort expressly aimed at Florida which caused harm in Florida. See Black v. Bryant, 905 F. Supp. at 1052-53; Doe v. Thompson, 620 So.2d at 1006 n.1; Allerton v. State Dep't of Insurance, 635 So.2d 36, 39-40 (Fla. 1st DCA App. 1994). As set forth above, the affidavits of the Outside Directors show that they were not in Florida when any alleged tortious conduct occurred, and there are no allegations in the Complaint that any alleged torts were expressly aimed at Florida. Thus, the corporate shield doctrine precludes an assertion of personal jurisdiction over the Outside Directors.

        3.  Personal Jurisdiction Over the Outside
            Directors Would Violate Due Process

      Finally, jurisdiction over the Outside Directors would violate the due process clause of the U.S. Constitution. Under the due process clause, jurisdiction is only constitutionally permissible when the defendant has "minimum contacts" or "meaningful contacts, ties or relations" to the forum state. See Burger King Corp. v. Rudzewicz, 471 U.S. 462, 471-72 (1985). Here, as demonstrated by the Outside Directors' affidavits, there are no such contacts.(4)

----------
(4) See Danneberg Aff., Paragraph Paragraph 1-3; Henderson Aff., Paragraph Paragraph 1-3; Pasman Aff., Paragraph Paragraph 1-3; Slusser Aff., Paragraph Paragraph 1-3; Stinson Aff., Paragraph Paragraph 1-3; Troubh Aff., Paragraph Paragraph 1-3.

      In fact, the only ADT-related contacts between the Outside Directors and Florida concern a few board meetings which have occurred there over the course of six years. These few contacts are constitutionally insufficient. See Mid-States Mortgage Corp. v. Louie, 841 F. Supp. 871, 876 (E.D. Wis. 1993) (membership on board of in-state corporation did not satisfy minimum contacts); Mozes v. Welch, 638 F. Supp. 215, 224 (D. Conn. 1986) (same); Stanley Works v. Globemaster, Inc., 400 F. Supp. 1325, 1336 (D. Mass. 1975) (visit of non-resident officers of parent once a year to forum state did not satisfy minimum contacts).

      B.  There Is No Personal
          Jurisdiction Over ADT

          1.  There Is No Personal Jurisdiction Over
              ADT Under Fla. Stat. Section  48.193(2)

      To establish jurisdiction under Fla. Stat. Section 48.193(2), the plaintiff must allege that the defendant is "engaged in substantial and not isolated activity within this state." Florida courts have held that the substantial activity required under Section 48.193(2) must be continuous and systematic, (see Rafal v. Mesick, 661 So.2d 79, 81 (Fla. 2d DCA 1995); Milberg Factors, Inc. v. Greenbaum, 585 So.2d 1089, 1091 (Fla. 3d DCA 1991)), and that "sporadic activities or visits will not constitute 'substantial and not isolated activity' under section 48.193(2)." Hobbs v. Don Mealey Chevrolet, Inc., 642 So.2d 1149, 1153 (Fla. 5th DCA 1994). Under this strict standard, the facts required to assert general jurisdiction must be extensive and pervasive. See American Overseas Marine Corp. v. Patterson, 632 So.2d 1124, 1128 (Fla. 1st DCA 1994) ("the requirement of continuous and systematic general business contacts establishes a much higher threshold than the minimum contacts required to assert specific jurisdiction, for the facts required to assert this general jurisdiction must be extensive and pervasive.").

      This case presents a unique and novel application of the principles of general jurisdiction to a foreign holding company. Since its predecessor corporation was founded in England 1917, ADT has always been incorporated outside the U.S. See Affidavit of Keith G. Godfrey, dated March 17, 1997 (Ex.
C), Paragraph Paragraph 1-5. Since 1984, ADT has been incorporated as a holding company in Bermuda. See id. Paragraph Paragraph 2, 5. Although ADT owns subsidiaries operating in the U.S. and Florida, ADT itself has no offices or operations in Florida. See Ashcroft Aff. Paragraph 2; Affidavit of Jan S. Beck, dated March 17, 1997 ("Beck Aff.") (Ex. D), Paragraph Paragraph 5-6.
As a holding company, ADT's functions are limited to overseeing and monitoring its investments in its various subsidiaries. See Ashcroft Aff. Paragraph Paragraph 2-3, 5, 7. ADT does not engage in any business or sell any goods or services or undertake any marketing or advertising activities in Florida or the U.S. See Beck Aff. Paragraph 9; see also Hobbs, 642 So.2d at 1153 ("section 48.193(2) requires continued and systematic activity on the part of the defendant within the state of Florida, such as 'a continued solicitation and procurement of business'"). ADT does not generate any revenues from its oversight activities in Florida and does not have a significant impact on commerce in Florida. See Gates Learjet Corp. v. Jensen, 743 F.2d 1325, 1331 (9th Cir. 1984) (the court must "focus upon the economic reality of the defendant's activities rather than a mechanical checklist"); CompuServe, Inc.
v. Patterson, 89 F.3d 1257, 1265 (6th Cir. 1996) ("Business is transacted in a state when obligations created by the defendant or business operations set in motion by the defendant have a realistic impact on the commerce of that state.").

      There is no Florida case analyzing whether jurisdiction over a foreign holding company which merely monitors and oversees its subsidiaries in Florida is proper under Florida's long-arm statute. The most closely analogous Florida case is Nichols v. Paulucci, 652 So.2d 389 (Fla. 5th DCA 1995). Although Nichols involved different facts than here, the court's legal analysis in that case does not support a finding of jurisdiction here.

      The foreign company in Nichols was NTS Corporation ("NTS"), a Kentucky corporation which owned several Florida corporations. In its opinion, the court listed eleven factors which, taken together, it found to be sufficient to confer general jurisdiction:

      o     NTS was a guarantor of one of its Florida subsidiaries' loans;

      o NTS's consolidated accounting system performed accounting services for its Florida subsidiaries;

      o NTS issued checks to cover expenses of one of its Florida subsidiaries, including travel expenses and legal fees;

      o NTS performed management services for its Florida subsidiaries and billed them for the services;

      o NTS's architect traveled to Florida and performed services for its Florida subsidiaries and billed them for the services;

      o NTS issued invoices and purchases orders for one of its Florida subsidiaries;

      o NTS was listed as the customer on the Florida Power & Light account for one of its Florida subsidiaries;

      o correspondence on behalf of one of the Florida subsidiaries was written on NTS letterhead;

      o     NTS issued checks on behalf of its Florida subsidiaries;

      o certain NTS officers and directors also were officers and directors of its Florida subsidiaries; and

      o NTS's president and chief operating officer monitored the development and projects of the Florida subsidiaries from his office in Kentucky on almost a daily basis and he visited the subsidiaries in Florida on a monthly basis; and

See id. at 394-395.

      The holding of the Nichols court that these numerous contacts, taken together, were sufficient to confer general jurisdiction over the out-of-state parent corporation is entirely consistent with the requirement that the contacts with Florida be "extensive and pervasive." See American Overseas
Marine, 632 So.2d at 1128   As the Nichols court stated, "we recognize that,
standing alone, any one of Nichol's contacts might not constitute substantial activity within the meaning of section 48.193(2)." Nichols, 652 So.2d at 392 (emphasis added).

      In the present case, the contacts between ADT and Florida are minimal compared to those in Nichols. ADT does not perform any services for its subsidiaries in Florida. See Beck Aff. Paragraph 8. Instead, one of ADT's principal Florida subsidiaries, ADT, Inc., performs various services for ADT comparable to those listed in the Nichols opinion. See id. Paragraph Paragraph 2-3. ADT, Inc. is a separate corporation with no power to bind or act on behalf of ADT. See id. Paragraph 7. In short, this case is the opposite of Nichols -- here, an in-state subsidiary performs services pursuant to a contract with the out-of-state parent; the out-of-state parent is not performing any services for the in-state subsidiaries in Florida. See id. Paragraph 8.

      However, like NTS's chairman in Nichols, ADT's chairman monitors and oversees ADT's Florida subsidiaries by means of visits to Florida and maintains an office and a secretary in Florida. See Ashcroft Aff. Paragraph Paragraph 6-8. But such in-state monitoring was only one of the jurisdictional factors mentioned in Nichols, and we submit that this factor is not enough. The Nichols court emphasized that any single factor might not be enough and included a "c.f." citation to Qualley v. International Air Service Co, Ltd. 595 So.2d 194, 196 (Fla. 3d DCA 1992), which refused to extend jurisdiction to a foreign company that did not perform any in-state services itself.

       To hold otherwise -- i.e., that a foreign holding company is subject to personal jurisdiction when it merely supervises and oversees the operations of its subsidiaries in Florida -- would render meaningless the holding of numerous Florida cases, like Qualley, that a parent company, without more, is not subject to jurisdiction wherever its subsidiaries are found. See Feb. 21 Order, slip op. at 4 ("the mere presence of a parent corporation's wholly-owned subsidiary in Florida is insufficient to bring the parent within Section 48.193(2)); Milligan Electric Co, Inc v. Hudson Construction Co., 886 F. Supp. 845, 850 (N.D. Fla. 1995) (wholly-owned subsidiary in Florida was an insufficient basis for jurisdiction over parent); The Walt Disney Co. v. Nelson, 677 So.2d 400, 403(Fla. 5th DCA 1996) (same); Mac Millan-Bloedel, Ltd.
v. Canada, 391 So.2d 749, 751 (Fla. 5th DCA 1980) (same).

      In each case, it must be presumed that a parent corporation oversees the activities of its subsidiaries; otherwise, it would run the risk of breaching its fiduciary duties. See In re Hillsborough Holdings Corp., 166 B.R. 461, 472 (M.D. Fla. 1994) (it would be a breach of fiduciary duty if a parent did not properly oversee its subsidiaries).(5) Under these circumstances, the parent's oversight should not subject it to personal jurisdiction in the state where the subsidiaries are located. See Volkswagenwerk Aktiengesellschaft v. Beech Aircraft Corp., 751 F.2d 117, 120 (2d Cir. 1984) ("The officers of any corporation that owns stock of another necessarily exercise a considerable degree of control over the subsidiary corporation and the discharge of that supervision alone is not enough to subject the parent to New York jurisdiction."); Hargrave v. Fibreboard Corp., 710 F.2d 1154, 1161 (5th Cir.
1983) ("the policymaking authority held and exercised by T & N was no more than that appropriate for a sole shareholder of a corporation, and certainly not enough to warrant the extra-territorial exercise of jurisdiction over that shareholder under the Texas [specific jurisdiction] statute"); see also Bensusan Restaurant Corp. v. King, 937 F. Supp. 295, 299 (S.D.N.Y. 1996) (mere exchange of information via computers is not sufficient to confer jurisdiction). Thus, a holding company cannot be subject to jurisdiction under Section 48.193(2) on the basis of its supervision of its wholly owned subsidiaries.

      A ruling that in-state supervision by a foreign parent corporation is enough for personal jurisdiction over the parent would have profound ramifications in corporate law. Such a ruling would also be contrary to prior holdings of this Court which have been very strict in recognizing corporate separateness and identity. See Hermetic Seal Corp. v. Savoy Electronics,
Inc., 290 F. Supp. 240, 243-244 (S.D. Fla. 1967), aff'd, 401 F.2d 775 (5th
Cir. 1968). As one court has stated, "enterprises may incorporate in order to limit shareholder liability, including the liability of exposure to the jurisdiction of an out-of-state court." Jemez Agency, Inc. v. CIGNA Corp., 866
F. Supp. 1340, 1343 (D.N.M. 1994) (citing 13A William M. Fletcher, Fletcher Cyclopedia of the Law of Private Corporations Section 6213, 6214 (1986)); see also Frank v. U.S. West, 3 F.3d 1357, 1362 (10th Cir. 1993).

      Supervision of subsidiaries is also insufficient to establish jurisdiction under an alter-ego theory or piercing the corporate veil theory. These legal doctrines would become meaningless and superfluous if a plaintiff could by-pass them whenever a holding company supervised its subsidiaries. These doctrines require, instead, either that the subsidiaries serve as agents of the parent, or that the parent-subsidiary corporate structure be created for an improper purpose such as working a fraud upon creditors. See Dania Jai-Alai Palace, Inc. v. Sykes, 450 So.2d 1114, 1120-21 (Fla. 1984); Wesco Manuf.,Inc. v. Tropical Attractions of Palm Beach, Inc., 833 F.2d 1484, 1486 (11th Cir. 1987); Hobco, Inc. v. Tallahassee Assoc., 807 F.2d 1529, 1534 (11th Cir. 1987). There is no allegation of improper purpose in this case, and plaintiff's allegation of agency has been directly refuted by an affidavit supporting this motion. See Beck Aff. Paragraph 7.(6)

      The fact that a parent corporation's supervision of its subsidiaries is insufficient for jurisdictional purposes is consistent with U.S. Treasury Regulations dictating when a foreign holding company is subject to taxation in the U.S. Example (2) under Treasury Regulations Section 1.864-3(b) provides that a foreign holding company is not considered to be "engaged in a trade or business in the United States" even when its chief executive officer maintains an office in the U.S. and "spends a substantial portion of the taxable year supervising [the holding company's] investments in its operating

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(5)    See also United States v. Elgin, Joliet & Eastern Ry. Co., 298 U.S. 492,
503-504 (1936) ("a stockholder should show concern about the company's affairs, ask for reports, sometimes consult with officers, give advice and even object to proposed action"); In re School Asbestos Litig., 1993 WL 209719 at *6 (E.D. Pa. June 15, 1993) ("the parent corporation has the right to protect its investment by supervising and actively participating in the subsidiary's management").

(6) The fact that a parent and its subsidiary have common officers is also insufficient to subject a holding company to general jurisdiction, even when the common officer is present at the in-state subsidiaries' offices. See Craig v. Lake Asbestos of Quebec Ltd., 843 F.2d 145, 152 (3d Cir. 1988); Quarles v. Fuqua Ind., Inc., 504 F.2d 1358, 1364 (10th Cir. 1974); Steven v. Roscoe Turner Aeronautical Corp., 324 F.2d 157, 161 (7th Cir. 1963). Thus, plaintiff's allegation that defendant Steven J. Ruzika is both chief financial officer of ADT and also president of certain of ADT's subsidiaries and maintains an office in Florida is insufficient. See Complaint Paragraph 16(b), (f).

subsidiaries." See Ex. E. In this case, ADT's chairman in fact spends only a small portion of his time at his office in Florida and conducts most of his monitoring and oversight responsibilities from outside of Florida. See Ashcroft Aff. Paragraph Paragraph 5-6.

      Finally, plaintiff's allegations that ADT "directs" its subsidiaries in Florida (Complaint Paragraph 16(a)) and that ADT's subsidiaries are "agents" of ADT (Complaint Paragraph 16(f)) are wrong. See Ashcroft Aff. Paragraph
7; Beck Aff. Paragraph 7. While ADT acknowledges that its chairman supervises and has input into the strategic issues affecting its subsidiaries, the supporting affidavits refute any claim that ADT, or its chairman, directs the operations of ADT's subsidiaries. See Ashcroft Aff. Paragraph 7. As the court in Integrated Business Information Service (Proprietary) Ltd. v. Dun & Bradstreet Corp., 714 F. Supp. 296 (N.D. Ill. 1989), stated, regarding Dun & Bradstreet Corporation ("D & B"), a non-operating holding company,

      "we have little doubt that D & B exercises some control over its subsidiaries. . . .  We note, for example, that D & B is able to force its subsidiaries to divest from South Africa. . . . Yet from the materials before us, it seems apparent that D & B does not exercise the amount of control seen in Maunder or Schlunk. We conclude therefore that Illinois courts would not exercise personal jurisdiction over D &B. Since they would not, we cannot."

Id. at 301 (citing Maunder v. DeHavilland Aircraft of Canada, Ltd., 466 N.E.2d 217 (Ill. 1984), and Schlunk v. Volkswagenwerk Aktiengesellschaft, 503 N.E.2d 1045 (1st Dist. 1986), aff'd on other grounds, 486 U.S. 694 (1988)).

      With respect to plaintiff's conclusory allegation that ADT's Florida subsidiaries act as "agents" for ADT, this is wrong as well. ADT's subsidiaries have no general authority whatsoever to act on behalf of ADT, and the consulting agreement between ADT and ADT, Inc. expressly provides that ADT Inc. is not an agent of ADT. See Beck Aff. Paragraph 7.

      2.  There Is No Jurisdiction Over ADT
          Under Fla. Stat. Section  48.193(1)(b)

      Personal jurisdiction may be found under Fla. Stat. Section
48.193(1)(b) when the alleged tort is committed in Florida. Unlike the general jurisdiction conferred by Section 48.193(2), to find specific jurisdiction under Section 48.193(1)(b), there must be a "connexity" between the tort and Florida. See Polskie Linie Oceaniczne v. Seasafe Transport A/S, 795 F.2d 968, 971-72 (11th Cir. 1986).

      Plaintiff makes five principal claims of breach of fiduciary duty against the ADT Defendants which relate to (1) the placing of ADT stock with one of ADT's subsidiaries (Count 3); (2) the shareholders rights plan (Counts 1-2); (3) the scheduling of the shareholders meeting (Counts 6-7); (4) the threatened disenfranchisement of plaintiff (Count 5); and (5) the issuance of the warrant to Republic (Count 4). For this Court to have jurisdiction over ADT under Section 48.193(1)(b) with respect to any of these claims, there must be an independent basis for jurisdiction as to each claim. See Cronin v. Washington National Insurance Co., 980 F.2d 663, 671 (11th Cir. 1993); Mark Trucks, Inc. v. Arrow Aluminum Castings Co., 510 F.2d 1029, 1033-
34 (5th Cir. 1975).

      Here, plaintiff's allegations that the placing of ADT stock with one of ADT's subsidiaries and the implementation of the shareholders rights plan took place at board meetings either in Florida or by telephone conference call arranged from Florida are wrong and have been refuted by affidavit. See Ashcroft Aff. Paragraph Paragraph 10-11. Similarly, the meeting at which the board scheduled July 8, 1997 as the date for the shareholders meeting did not occur in Florida. See id. Paragraph 12. Finally, there are no allegations that ADT has done anything in Florida to disenfranchise plaintiff; in fact, the letters attached to the Complaint which allegedly evidence these threats were sent from Bermuda. With absolutely no basis to allege that any of these claims arose out of acts committed in Florida, there can be no specific jurisdiction over the ADT Defendants under Section 48.193(1)(b) with respect to Counts 1-3 and 5-7.

      With respect to plaintiff's final breach of fiduciary duty claim (Count
4), plaintiff's claim against ADT -- to the extent it has any -- arose from the action of the ADT board in approving the warrant. That action took place during a conference call where a majority of the board was not present in Florida (see Ashcroft Aff. Paragraph 13), and thus, the board's actions did not take place in Florida.

      3.  There Is No Personal Jurisdiction Over
          ADT Under Fla. Stat. Section  48.193(1)(a)

      In order to invoke long-arm jurisdiction under Fla. Stat. Section 48.193(1)(a), the plaintiff must show that the defendant is "[o]perating, conducting, engaged in, or carrying on a business venture in this state." In applying Section 48.193(1)(a), the activity of the corporation "must be considered collectively and show a general course of business activity in the State for pecuniary benefit." Sculptchair, 94 F.3d at 627; Milberg Factors, 585 So.2d at 1091.

      First, there are no allegations in the Complaint that ADT derives pecuniary benefits or revenues in Florida. While the operational activities of ADT's subsidiaries generate revenues in Florida, ADT's monitoring and oversight activities do not.

      Second, the only claim which plaintiff alleges is subject to jurisdiction under Section 48.193(1)(a) is plaintiff's warrant claim (Count
4). See Complaint Paragraph 24. Thus, even if this Court finds jurisdiction over ADT with respect to Count Four, there can be no jurisdiction over ADT with respect to plaintiff's other claims. See Cronin, 980 F.2d at 671; Mark Trucks, 510 F.2d at 1033-34. However, as argued above, there is no jurisdiction over ADT with respect to Count Four either, because that claim arose from the action of the ADT board which did not occur in Florida. See Ashcroft Aff. Paragraph 13.

      4.  Jurisdiction Over ADT Would
          Violate Constitutional Due Process

      The Supreme Court has held that "great care and reserve should be exercised when extending our notions of personal jurisdiction into the international field." Asahi Metal Ind. Co., Ltd. v. Superior Court of California, 480 U.S. 102, 115 (1987). In determining whether due process has been complied with, the court must examine the quality and nature of the contacts, rather than the quantity of the contacts. For example, in Helicopteros Nacionales de Colombia v. Hall, 466 U.S. 408 (1984), the Supreme Court held that a Colombian corporation's contacts with Texas -- which consisted of a trip to Texas by the corporation's chief executive officer for the purpose of negotiating a transportation services contract, the acceptance of checks drawn on Texas bank, and the purchases of helicopters and equipment from a Texas manufacturer and related training trips -- were insufficient to satisfy the requirements of the due process clause. The Court stated that the purchases and related trips, even if occurring at regular intervals, were not a sufficient basis for a state's assertion of jurisdiction. See id., 466 U.S.
at 417; see also Rosenberg Bros. & Co. v. Curtis Brown Co., 260 U.S. 516, 518
(1923) (business trips to a jurisdiction to purchase goods were insufficient to satisfy due process "even if [the trips] occurr[ed] at regular intervals").

      Generally, the Supreme Court has found foreign companies subject to personal jurisdiction only where the subsidiaries were acting as distributors for the parent company. In such cases, the foreign company was formed not just to hold the stock of the subsidiaries but was engaged in the same business as its subsidiaries as well. Such is not the case here. ADT is not a fictional corporate entity; it is a viable holding company formed for the purpose of holding the stock of its subsidiaries. In Cannon Manufacturing Co.
v. Cudahy Packing Co., 267 U.S. 333 (1925), the Supreme Court held that a holding company should not be subject to jurisdiction where its subsidiaries operate so long as the parent and the subsidiary maintain separate and distinct corporate entities. See Cannon, 267 U.S. at 336; see also Volkswagenwerk Aktiengesellschaft v. Schlunk, 486 U.S. 694, 705 n.* (1988) (citing Cannon); Hargrave, 710 F.2d at 1159-1160 (citing Cannon).

      Business visits to a jurisdiction by a parent corporation's representatives have been found to be insufficient for purposes of due process.(7) Similarly, exchanges of information by letter, telephone or telex with the forum state do not satisfy due process either. See Cauff Lippman & Co. v. Apogee Finance Group Inc., 745 F. Supp. 678 (S.D. Fla 1990).

----------
(7) See Gates v. Learjet, 743 F.2d 1325 (9th Cir. 1984) (no general jurisdiction over the defendants despite several visits and purchases in forum state, solicitation of contract in forum, and extensive communications with forum state), cert. denied, 471 U.S. 1066 (1985); FDIC v. Milken, 781 F. Supp. 226, 230 (S.D.N.Y. 1991) (foreign parent's representation on board of subsidiaries and regular attendance at board meetings insufficient for personal jurisdiction); Wade v. Olympus Industries, Inc., 695 F. Supp. 730, 733 (S.D.N.Y. 1988) (doubtful that parent company's occasional attendance at business meetings in New York in addition to ownership interest in New York subsidiary would "even constitute sufficient minimum contacts to satisfy the due process requirements").

      Based on these principles, a Florida court cannot exercise jurisdiction over ADT consistent with due process. The proper focus under these circumstances is the quality of ADT's activities. Rather than actively engaging in a business itself under the laws of Florida, ADT's minimal activities in Florida constitute nothing more than a parent corporation's normal oversight of the operations of its subsidiaries. See Beck Aff. Paragraph Paragraph 8-9; Ashcroft Aff. Paragraph Paragraph 5, 7.

II.   THE COMPLAINT FAILS TO STATE A
      CLAIM AGAINST THE ADT DEFENDANTS
      UNDER BERMUDA LAW

      As set forth in the ADT Defendants' motion to dismiss plaintiff's second amended complaint, dated January 27, 1997, and the affidavits of Peter Bubenzer, dated January 24 and February 10, 1997, plaintiff's allegations of breach of fiduciary fail to state a claim under Bermuda law. Accordingly, they must be dismissed pursuant to Federal Rule of Civil Procedure 12(b)(6).

III.  PLAINTIFF'S CLAIM UNDER SECTION 14(d)
      OF THE SECURITIES EXCHANGE ACT OF 1934
      SHOULD BE DISMISSED AS MOOT

      On March 3, 1997, ADT filed a Schedule 14D-9 with the Securities and Exchange Commission (the "SEC") recommending that ADT's shareholders reject plaintiff's offer of $22.50 for the outstanding shares of ADT. See Ex. F. The only relief that plaintiff seeks on its Section 14(d) claim is a declaration that ADT has violated Section 14(d) and an injunction preventing ADT from soliciting proxies "unless and until [ADT] files a proper Schedule 14D-9 with the SEC." See Complaint at 48. Now that ADT has filed a Schedule 14D-9 with the SEC, plaintiff's claim is moot and should be dismissed. See Electronic Specialty Co. v. International Controls Corp., 295 F. Supp. 1063, 1073 (S.D.N.Y. 1968) (dismissing securities law claim as moot based on changing circumstances during a tender offer); see also Deakins v. Monaghan, 484 U.S. 193, 200 (1988) (claim rendered moot while awaiting review should be dismissed).

IV.   THE COMPLAINT SHOULD BE DISMISSED UNDER
      THE DOCTRINE OF FORUM NON CONVENIENS

      As previously argued in the ADT Defendants' motion to dismiss plaintiff's second amended complaint, the Complaint should also be dismissed under the doctrine of forum non conveniens. See Borden, Inc. v. Meiji Milk Products Co., Ltd., 919 F.2d 822 (2d Cir. 1990), cert. denied, 500 U.S. 953
(1991) (dismissing case based on forum non conveniens due to uncertainty about court's power to enforce injunction over foreign corporation).

                                  Conclusion
                                  ----------

      For the reasons set forth above, the ADT Defendants respectfully request that this Court dismiss the Fourth Amended Complaint with prejudice pursuant to Federal Rules of Civil Procedure 12(b)(2), 12(b)(6), and 12(b)(7) and the doctrine of forum non conveniens.

                            Certificate of Service
                            ----------------------

      I HEREBY CERTIFY that on this 17th day of March 1997 a true and correct copy of the foregoing was sent or delivered (i) by mail to John L. Hardiman, Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, counsel for plaintiff, (ii) by hand to Martin L. Steinberg, Holland & Knight, LLP, 701 Brickell Avenue, Miami, Florida 33101, counsel for plaintiff, (iii) by hand to Henry Latimer, Eckert Seamans Cherin & Mellot, 450 Las Olas Boulevard, Ft. Lauderdale, Florida 33301, counsel for Republic Industries, Inc. ("Republic"), and (iv) by mail to Thomas Allingham, Jr., Skadden, Arps, Slate, Meagher & Flom, One Rodney Square, P.O. Box 636, Wilmington, Delaware 19899-0636, counsel for Republic.

Dated:  Miami, Florida
        March 17, 1997


                             PODHURST, ORSECK, JOSEFSBERG
                             EATON, MEADOW, OLIN & PERWIN, P.A.


                             By:__________________________________
                                Robert C. Josefsberg
                                Florida Bar No. 040856


                             By:__________________________________
                                Katherine W. Ezell
                                Florida Bar No. 114771


                             Suite 800, City National Bank Building
                             25 West Flagler Street
                             Miami, Florida 33130-1780
                             Tel:  (305) 358-2800
                             Fax: (305) 358-2382

                                  - and -

Of Counsel:                  DAVIS POLK & WARDWELL
Michael P. Carroll           450 Lexington Avenue
James H.R. Windels           New York, New York 10017
                             Tel:  (212) 450-4000
                             Fax: (212) 450-4800

                             Attorneys for the ADT Defendants